Exhibit 10.1

SUMMARY OF TIVO INC. FISCAL YEAR 2011

BONUS PLAN FOR EXECUTIVE OFFICERS.

Purpose:

The terms of the TiVo Inc. (the “Company”) Fiscal Year 2011 Bonus Plan for Executive Officers (the “Plan”) have been established to reward the Company’s executive officers for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, bonuses will be based on the achievement of specified corporate and departmental goals at end of fiscal year 2011, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).

Determination of Fiscal Year 2011 Bonuses:

Company executive officers will be eligible to receive targeted amounts of cash under the Plan. The amount of actual bonuses of cash will be based primarily on the achievement of objective and subjective Company performance goals and departmental performance goals and may be higher or lower than targeted amounts according to a pre-determined formula that will be applied by the Compensation Committee and the Board. Target cash bonuses for the Company’s named executive officers under the Plan for fiscal year 2011 will be 50% of each named executive officers’ base salaries, other than the Company’s Chief Executive Officer, whose target is 100% of his base annual salary. For all executive officers (excluding the Company’s Chief Executive Officer, whose bonus will be based one hundred percent (100%) on corporate performance measures), actual cash bonuses will be based on thirty percent (30%) corporate performance and seventy percent (70%) departmental performance. Each of the Company’s named executive officers (except the Company’s Chief Executive Officer) is also eligible for additional amounts of up to forty percent (40%) of such named executive officer’s targeted bonus for achievement of separate specified divisional goals and, in addition, the Company’s General Counsel is entitled to receive an award equal to approximately 50% of his base salary upon achieving specified results in connection with governmental proceedings, as well as additional specified and discretionary bonus payments depending on the outcome of specified legal proceedings (including the size of any litigation awards). For all executive officers, the Company performance component of bonuses will be based on meeting specified goals with respect to the Company’s financial performance including a service and technology revenue goal, Adjusted EBITDA* goal, an end of fiscal year 2011 cash goal, as well as subjective measure of Management’s performance in the areas of strengthening management of the Company, strategic deployment of cash, overall growth of the Company and intellectual property protection litigation management and results as assessed by the Board. In addition to those measures, the Company’s Chief Executive Officer’s bonus will also be based on the Board’s subjective assessment of Chief Executive Officer’s execution of specified aspects of the Company’s corporate and strategic development plan.

The Board and the Compensation Committee reserve the right to modify these goals, amounts and criteria at any time.

*	“Adjusted EBITDA” is defined as income before interest expense, provision for income taxes and depreciation, amortization, and stock-based compensation expense.